Exhibit 10.1

RiT TECHNOLOGIES REPORTS SECOND QUARTER AND
FIRST HALF 2004 RESULTS

-- $7.1M PIPE Transaction Being Completed --

Tel Aviv, Israel – August 4, 2004 – RiT Technologies (NASDAQ: RITT), the pioneer and world-leading provider of intelligent physical layer solutions, today announced financial results for the second quarter and first six months ended June 30, 2004.

Revenues for the second quarter of 2004 were $4,061,000, compared to $3,971,000 for the second quarter of 2003 and $4,384,000 for the first quarter of 2004. Net loss for the quarter was ($1,100,000), or ($0.12) per share, compared to ($702,000), or ($0.08) per share, for the second quarter of 2003, and ($883,000), or ($0.10) per share, for the first quarter of 2004.

Revenues for the first six months of 2004 were $8,445,000, a 13% increase compared to $7,456,000 for the first half of 2003. Net loss for the period was ($1,983,000), or ($0.22) per share, compared to ($1,763,000), or ($0.20) per share for the first half of 2002.

Commenting on the results, Liam Galin, President and CEO, said, “Sales for the second quarter were somewhat lower than we expected, due partially to the timing of several deals. However, we are encouraged by the growth of our revenues on a six-month basis, as well as the promising pipeline of potential sales for both the Carrier and Enterprise sides of our business. We are delighted to be in the process of closing a $7.1 million private placement of ordinary shares (PIPE investment), a milestone transaction which increases the Company’s stability and flexibility.

“In general, we are moving towards larger average deals, a phenomenon which is essential for our development, but which also makes it harder to predict sales for any single quarter. During the quarter and immediately after, we recorded several initial PairView™ Pro orders from new customers, all of which will be delivered by the end of 2004. These sales, together with a number of high-quality deals now in the negotiating stage, point to the reawakening of Carrier demand. On the Enterprise side, we continue to see growing demand and an increased level of partner activities.”

Mr. Galin concluded, “Overall, with a stronger financial base, a more active Carrier market and mainstream acceptance of our Enterprise solutions, we feel encouraged about the future.”

The Company will host a conference call to discuss these results on Wednesday, August 4th, at 10:00 A.M. Eastern Time/ 17:00 Israel time.  To participate, please call 1-800–322-0079 from the US (toll free), or +1-973-935-2407 International, and the ID code: 5005115.

A replay of the call will be available beginning at 12 noon ET on the day of the call for 14 days by calling 1-877-519-4471 from the US (toll free), or +1-973-341-3080 from the rest of the world ID code: 5005115.

About RiT Technologies

RiT Technologies pioneered the development of intelligent physical layer solutions, designed to provide superior control, utilization and maintenance of networks. RiT's innovative solutions help customers capitalize on network investments and reduce cost of ownership.

RiT's Enterprise Solutions include PatchView™ for full web-based management, planning and troubleshooting of network physical layer connectivity, and SMART Cabling™ System components for single-source, end-to-end structured cabling solutions.

PairView™ and PairQ™ Carrier Solutions help telcos capitalize on outside plant investments by giving them reliable, mass-verified and qualified infrastructure and connectivity databases.

With a global sales network spanning 60 countries, RiT's key customers include major financial institutions, corporations and global telecommunications companies such as: Deutsche Telekom, Alcatel, TELMEX, TELENOR, The New York Mercantile Exchange (NYMEX), ING Barings, INVESCO, DIAGEO, Daewoo, and Reuters.

RiT is a member of the RAD group, a world leader in communications solutions.

For more information, please visit our website: www.rittech.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risk detailed from time to time in the Company’s filings with the Securities Exchange Commission.

 This press release is available at www.rittech.com and www.portfoliopr.com

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Exhibit 10.1

RiT TECHNOLOGIES LTD.
STATEMENTS OF OPERATIONS (U.S GAAP)
(U.S dollars in thousands, except per share data)

	For the three months ended June 30, (Unaudited)		For the six months ended June 30, (Unaudited)

	2004	2003	2004	2003
	U.S. $	U.S. $	U.S. $	U.S. $

Sales	4,061	3,971	8,445	7,456
Cost of sales	2,485	1,953	4,988	4,012
Gross profit	1,576	2,018	3,457	3,444

Operating expenses:
Research and development:
Research and development, gross	899	975	1,803	1,867
Less - royalty-bearing participation	122	31	177	116
Research and development, net	777	944	1,626	1,751

Sales and marketing	1,506	1,453	3,090	2,835
General and administrative	398	335	735	658
Total operating expenses	2,681	2,732	5,451	5,244

Operating loss	(1,105)	(714)	(1,994)	(1,800)
Financial income, net	5	12	11	37

Loss for the period	(1,100)	(702)	(1,983)	(1,763)

Basic and diluted loss per share	(0.12)	(0.08)	(0.22)	(0.20)

Basic and diluted weighted average number of shares	8,912,352	8,910,352	8,912,000	8,910,352

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Exhibit 10.1

RiT TECHNOLOGIES LTD.
CONSOLIDATED BALANCE SHEET (U.S GAAP)
(U.S dollars in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
Assets
Current Assets
Cash and cash equivalents	524	2,714
Marketable securities	543	560
Trade, net	3,527	3,369
Other	773	767
Inventories	4,679	4,760
Total Current Assets	10,046	12,170

Property and Equipment
Cost	3,292	3,209
Less - accumulated depreciation	2,968	2,858
	324	351
Assets held for severance benefits	1,467	1,435
Total Assets	11,837	13,956

Liabilities and Shareholders' Equity
Current Liabilities

Trade payables

	3,006	3,225
Other payables and accrued expenses	2,279	2,153
Total Current Liabilities	5,285	5,378

Long-term Liabilities
Liability for employees severance benefits	1,942	1,970
Total Long-term Liabilities	1,942	1,970
Total Liabilities	7,227	7,348

Shareholders' Equity
Share capital	260	260
Additional paid-in capital	23,930	23,928
Accumulated other comprehensive income	(2)	15
Notes receivable from employees	(27)	(27)
Accumulated deficit	(19,551)	(17,568)
Total Shareholders' Equity	4,610	6,608
Total Liabilities and Shareholders' Equity	11,837	13,956

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